Exhibit 2.5

Final Form

ANNEX IV

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between Eli Lilly and Company, an Indiana corporation (“Parent”), Tyto Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and [●], a [●], as Rights Agent (as defined herein). Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Parent, Purchaser, and Prevail Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 14, 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following the acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as a consequence of the Offer and the Merger, pursuant to and subject to the terms of the Merger Agreement, holders of Company Common Stock (subject to certain exceptions), including Company Restricted Stock, and holders of Company Stock Options, will become entitled (any such holders, the “Initial Holders”), to receive a one-time contingent cash payment of the Milestone Payment (as defined herein) pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.3.

“Board of Directors” means the board of directors of Parent.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (qua stockholders of Parent) own less than 50% of Parent’s voting power immediately after the transaction.

“Commercially Reasonable Efforts” means, with respect to a particular task or obligation, a level of efforts that is consistent with the general practice followed by Parent relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life (“Relevant Products”), taking into account issues of safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the proprietary position of the Relevant Products (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the Relevant Products (including pricing and reimbursement status achieved or expected to be achieved and including, in respect of a CVR Product, the obligation to make Milestone Payments under this Agreement), and other relevant technical, legal, scientific or medical factors.

“CVRs” means the rights of Holders (granted to Initial Holders as a consequence of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive a one-time contingent cash payment of the Milestone Payment pursuant to this Agreement.

“CVR Products” means any gene therapy product being researched or developed by the Company as of the Closing pursuant to any of the programs known by the Company as of immediately prior to the Effective Date as PR001, PR004, PR006, PR005, PR008, PR009, PR010, PR011, PR012 or PR014, including any form or formulation, and any improvement or enhancement, of any such product.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of Company Stock Options or Company Restricted Stock (other than any Company Restricted Stock for which a valid and timely election under Section 83(b) of the Code has been made).

“Expiration Date” means November 30, 2028.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Marketing Authorization” means, collectively, all approvals (excluding pricing approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) from the relevant Regulatory Authority required by such Regulatory Authority in order to initiate marketing of the applicable CVR Product in any of the applicable Specified Jurisdictions.

“Milestone” means the receipt by or on behalf of Parent or any of its Affiliates, licensees or rights transferees of Marketing Authorization in any of the Specified Jurisdictions in respect of any CVR Product.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means (a) if the Milestone is achieved on or before December 31, 2024, $4.00 per CVR, (b) if the Milestone is achieved from January 1, 2025 until and including the Expiration Date, an amount per CVR, rounded to the nearest $0.01, equal to (i) $4.00 multiplied by (ii) a fraction, (x) the numerator of which is 47 minus the number of full calendar months that have elapsed since January 1, 2025 and (y) the denominator of which is forty eight (48) and (c) if the Milestone is achieved after the Expiration Date, $0 per CVR. For the avoidance of doubt, such Milestone Payment shall only be due once, if at all, regardless of how many CVR Products may subsequently receive Marketing Authorization.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means the date that is thirty (30) days following the achievement of the Milestone.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“PR001” means the Company’s gene therapy product comprising an AAV viral vector delivering the GBA1 gene (which encodes glucocerebrosidase (GCase)), which is referred to by the Company as “PR001.”

“PR004” means the Company’s gene therapy product comprising an AAV viral vector delivering a molecule that reduces expression of α-Synuclein with or without delivering the GBA1 gene (which encodes glucocerebrosidase (GCase)), which is referred to by the Company as “PR004.”

“PR006” means the Company’s gene therapy product comprising an AAV viral vector delivering the GRN gene (which encodes progranulin), which is referred to by the Company as “PR006.”

“Regulatory Authority” means any Governmental Body in a Specified Jurisdiction (including, with respect to Germany, France, Spain or Italy, the European Union, to the extent a Marketing Approval issued by such Governmental Body permits the marketing of a CVR Product in at least one of such countries) that has responsibility in its applicable jurisdiction over the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale or sale of the applicable CVR Product in such Specified Jurisdiction.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Specified Jurisdictions” means the United States, United Kingdom, Germany, France, Spain, Italy and Japan.

Section 1.2 Rules of Construction.

a) As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

c) As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

d) When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement or the Merger Agreement, as the case may be, unless otherwise indicated.

e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to Initial Holders as a consequence of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive a one-time contingent cash payment of the Milestone Payment pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

a) The CVRs will not be evidenced by a certificate or other instrument.

b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by each Holder and the contact information maintained by the Rights Agent with respect to each Holder.

c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

a) If the Milestone is attained on or prior to the Expiration Date, then on or prior to the Milestone Payment Date, (i) Parent shall deliver to the Rights Agent (x) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent and (ii) Purchaser shall deliver to the Rights Agent the payment required by Section 4.2.

b) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice.

c) Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, from the Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ (including Purchaser’s) payroll system or any successor payroll system. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce such withholding amount. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

d) Any portion of the Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

e) None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any person in respect of the Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Purchaser’s and/or the Rights Agent’s commercially reasonable efforts to deliver the Milestone Payment Amount to the applicable Holder, the Milestone Payment Amount has not been paid prior to two (2) years after the Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), the Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Purchaser agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Purchaser.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates.

c) Neither Parent and its directors and officers nor Purchaser and its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Company Restricted Stock or Company Stock Options), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved on or prior to the Expiration Date in accordance with this Agreement, Purchaser will, promptly following the delivery of the Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $4.00. If the Milestone has not been achieved on or prior to the Expiration Date, then Purchaser will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement.

Section 4.3 Additional Covenants.

a) Parent shall, and shall cause its Subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts to achieve the Milestone as promptly as practicable following the Effective Time; provided, that use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the Milestone at all or by a specific date.

b) In the event that Parent desires to consummate a Change of Control prior to achievement of the Milestone and prior to the Expiration Date, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.11). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been complied with.

c) Until such time as the Milestone has been achieved or the Expiration Date occurs, whichever is first, (i) Parent shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Subsidiaries with respect to Relevant Products regarding its activities (including its resources and efforts) with respect to achievement of the Milestone and (ii) to the extent Parent licenses, sells, assigns or otherwise transfers all Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (A) held, owned or entered into by the Parent or its Subsidiaries immediately after the Effective Time and (B) necessary for the production, development or sale of a CVR Product, Parent will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Parent to comply with its obligations under this Agreement.

d) Upon the written request from the Acting Holders, and subject to such Holders executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide such Holders with a written update in reasonable detail describing the progress, status and anticipated trajectory of the development of the CVR Products. Parent shall not be obligated to provide more than one such update during any consecutive 12-month period or any update after the making of the Milestone Payment.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

a) Without the consent of any Holders or the Rights Agent, Parent and Purchaser, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

i. to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

ii. to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

iii. to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

iv. as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

v. to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

vi. any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

b) Without the consent of any Holders, Parent and Purchaser, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

c) Promptly after the execution by Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and Purchaser, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

b) Promptly after the execution by Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, or by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

With a copy (which shall not constitute notice) to:

[●]

Attention:    [●]

Telephone:  [●]

Email:         [●]

If to Parent, to it at:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Telephone No.: (317) 276-2000

Attention: Kenneth L. Custer, Vice President, R&D Business Development

With a copy (which shall not constitute notice) to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Telephone No.: (317) 276-2000

Attention: General Counsel

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention:    Raymond O. Gietz; Matthew J. Gilroy

Telephone:  (212) 310-8000

Email:          Raymond.Gietz@weil.com; Matthew.Gilroy@weil.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Each of Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (a) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) to any purchaser, transferee, licensee, or sublicensee that is a company in the pharmaceutical industry of substantially all of the Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts , in each case, (x) held, owned or entered into by the Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Products; (c) in compliance with Section 4.3(b); (d) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b), (c) or (d), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3 and clause (b) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees, and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

c) Parent, on behalf of itself and its Subsidiaries, hereby waives and agrees not to assert any defense that Parent does not have a Relevant Product for purposes of determining whether Parent has complied with Section 4.3(a).

d) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(c).

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the Milestone Payment Amount (if any) required to be paid under the terms of this Agreement, and (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10 Legal Holiday. In the event that the Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.11 Obligation of Parent. Parent shall ensure that Purchaser and the Surviving Corporation duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Purchaser or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the Surviving Corporation from and after the Effective Time.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ELI LILLY AND COMPANY

By:
Name:
Title:

TYTO ACQUISITION CORPORATION

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]